CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, each dated December 29, 2025, and each included in this Post-Effective Amendment No. 174 to the Registration Statement (Form N-lA, File No. 333-191495) of Capitol Series Trust (the "Registration Statement").

We also consent to the incorporation by reference of our report dated October 24, 2025, with respect to the financial statements and financial highlights of Oak Harvest Long/Short Hedged Equity Fund (one of the funds constituting Capitol Series Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

Cincinnati, Ohio

December 23, 2025